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                                                                  EXHIBIT 10.44


                             AMENDMENT NO. 2 TO THE
                 TRACTOR SUPPLY COMPANY 1994 STOCK OPTION PLAN


WHEREAS, Tractor Supply Company (the "Company") sponsors the Tractor Supply Company 1994 Stock Option Plan (the "Plan"); and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Plan in the manner contemplated below (the "Amendment") as of July 23, 1998; and

NOW, THEREFORE, the Plan is hereby amended as follows:

         1. Section 2.1(b) of the Plan is hereby deleted in its entirety and replaced with the following:

                  (b) Each director of the Company who is not an employee of the Company or an Affiliate shall be granted (i) a nonqualified stock option for 3,500 shares of Common Stock upon initial election to the Board of Directors, and (ii) a nonqualified stock option for 1,500 shares of Common Stock on an annual basis. Such options shall become exercisable with respect to 33 1/3% of the shares of Common Stock subject thereto (rounded down to the next lower full share) on the first anniversary date of grant, an additional 33 1/3% of the shares of Common Stock subject thereto (rounded down to the next lower full share) on the second anniversary of the date of grant, and 100% exercisable on the third anniversary of the date of grant. Such options shall terminate and cease to be exercisable on the tenth anniversary of the date of grant. All options granted pursuant to this Section 2.1(b) shall have an option exercise price per share of 100% of the fair market value of a share of Common Stock on the date the option is granted.

         2. Except as expressly amended hereby, the Plan shall remain in full force and effect.